SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                               EPIX Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26881Q101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 20
                            Exhibit Index on Page 18

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 2 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel IV L.P. ("A4")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  645,886 shares,  except that Accel IV Associates
      SHARES                    L.P. ("A4A"),  the general partner of A4, may be
    BENEFICIALLY                deemed to have sole power to vote these  shares,
   OWNED BY EACH                and  Swartz  Family  Partnership  L.P.  ("SFP"),
     REPORTING                  James  W.  Breyer  ("Breyer"),   Luke  B.  Evnin
      PERSON                    ("Evnin"), Eugene D. Hill, III ("Hill"), Paul H.
       WITH                     Klingenstein    ("Klingenstein"),    Arthur   C.
                                Patterson  ("Patterson"),   G.  Carter  Sednaoui
                                ("Sednaoui") and James R. Swartz ("Swartz"), the general partners of A4A, may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                645,886 shares, except that A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       645,886
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    5.5%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              PN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 3 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel IV Associates L.P. ("A4A")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  645,886 shares,  all of which are directly owned
      SHARES                    by  Accel  IV  L.P.  ("A4").  A4A,  the  general
    BENEFICIALLY                partner  of A4, may be deemed to have sole power
   OWNED BY EACH                to  vote  these   shares,   and  Swartz   Family
     REPORTING                  Partnership  L.P.   ("SFP"),   James  W.  Breyer
      PERSON                    ("Breyer"),  Luke B. Evnin ("Evnin"),  Eugene D.
       WITH                     Hill,   III  ("Hill"),   Paul  H.   Klingenstein
                                ("Klingenstein"),     Arthur    C.     Patterson
                                ("Patterson"), G. Carter Sednaoui ("Sednaoui") and James R. Swartz ("Swartz"), the general partners of A4A, may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                645,886 shares, all of which are directly owned by A4. A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       645,886
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    5.5%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              PN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 4 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu L.P. ("AK")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  13,396 shares,  except that Accel Partners & Co.
      SHARES                    Inc. ("AP&C"), the general partner of AK, may be
    BENEFICIALLY                deemed to have sole power to vote these  shares,
   OWNED BY EACH                and James W.  Breyer  ("Breyer"),  Luke B. Evnin
     REPORTING                  ("Evnin"),  Eugene D. Hill, III ("Hill"), Arthur
      PERSON                    C. Patterson  ("Patterson"),  G. Carter Sednaoui
       WITH                     ("Sednaoui") and James R. Swartz ("Swartz"), the
                                officers of AP&C, may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                13,396 shares, except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       13,396
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.1%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              PN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 5 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Partners & Co. Inc. ("AP&C")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  13,587  shares,  13,396  of which  are  directly
      SHARES                    owned by Accel Keiretsu L.P.  ("AK").  AP&C, the
    BENEFICIALLY                general  partner  of AK,  may be  deemed to have
   OWNED BY EACH                sole  power to vote these  shares,  and James W.
     REPORTING                  Breyer  ("Breyer"),  Luke  B.  Evnin  ("Evnin"),
      PERSON                    Eugene  D.  Hill,   III   ("Hill"),   Arthur  C.
       WITH                     Patterson  ("Patterson"),   G.  Carter  Sednaoui
                                ("Sednaoui") and James R. Swartz ("Swartz"), the officers of AP&C, may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                13,587 shares, 13,396 of which are directly owned by AK. AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       13,587
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.1%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              CO
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 6 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '93 L.P. ("AI93")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  26,088  shares,  except  that  James  W.  Breyer
      SHARES                    ("Breyer"),  Luke B.  Evnin  ("Evnin"),  Paul H.
    BENEFICIALLY                Klingenstein    ("Klingenstein"),    Arthur   C.
   OWNED BY EACH                Patterson  ("Patterson"),   G.  Carter  Sednaoui
     REPORTING                  ("Sednaoui") and James R. Swartz ("Swartz"), the
      PERSON                    general  partners of AI93, may be deemed to have
       WITH                     shared power to vote these shares.

                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                26,088 shares, except that Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to dispose of these shares.

                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       26,088
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.2%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              PN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 7 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Swartz Family Partnership L.P. ("SFP")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  23,512 shares
      SHARES
    BENEFICIALLY
   OWNED BY EACH       -------- ------------------------------------------------
     REPORTING         6        SHARED  VOTING  POWER See response
      PERSON                    645,886 shares,  all of which are directly owned
       WITH                     by Accel IV L.P. PERSON ("A4"). SFP is a general
                                partner of Accel IV Associates L.L.C. ("A4A"), the general partner of A4, and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                23,512 shares


                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                645,886 shares, all of which are directly owned by A4. SFP is a general partner of A4A, the general partner of A4, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       669,398
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    5.7%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              PN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 8 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James W. Breyer ("Breyer")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  31,892 shares
      SHARES
    BENEFICIALLY
   OWNED BY EACH       -------- ------------------------------------------------
     REPORTING         6        SHARED  VOTING  POWER See response
      PERSON                    685,561  shares,  of which  645,886 are directly
       WITH                     owned  by  Accel  IV  L.P.  ("A4"),  13,396  are
                                directly  owned by Accel  Keiretsu L.P.  ("AK"),
                                26,088 are directly owned by Accel Investors '93
                                L.P. ("AI93") and 191 are directly owned by Accel Partners & Co. Inc. ("AP&C"). Breyer is a general partner of Accel IV Associates L.L.C.
                                ("A4A"), the general partner of A4, an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                31,892 shares


                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C. Breyer is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       717,453
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    6.2%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              IN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G             Page 9 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Luke B. Evnin ("Evnin")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  26,366 shares
      SHARES
    BENEFICIALLY
   OWNED BY EACH       -------- ------------------------------------------------
     REPORTING         6        SHARED  VOTING  POWER See response
      PERSON                    685,561  shares,  of which  645,886 are directly
       WITH                     owned  by  Accel  IV  L.P.  ("A4"),  13,396  are
                                directly  owned by Accel  Keiretsu L.P.  ("AK"),
                                26,088 are directly owned by Accel Investors `93
                                L.P. ("AI93") and 191 are directly owned by Accel Partners & Co. Inc. ("AP&C"). Evnin is a general partner of Accel IV Associates L.L.C.
                                ("A4A"), the general partner of A4, and an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                26,366 shares


                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C. Evnin is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       711,927
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    6.1%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              IN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G            Page 10 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Eugene D. Hill, III ("Hill")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  3,662 shares
      SHARES
    BENEFICIALLY
   OWNED BY EACH       -------- ------------------------------------------------
     REPORTING         6        SHARED  VOTING  POWER See response
      PERSON                    659,473  shares,  of which  645,886 are directly
       WITH                     owned  by  Accel  IV  L.P.  ("A4"),  13,396  are
                                directly owned by Accel Keiretsu L.P. ("AK") and 191 are directly owned by Accel Partners & Co.
                                Inc. ("AP&C"). Hill is a general partner of Accel IV Associates L.L.C. ("A4A"), the general partner of A4, and an officer of AP&C, the general partner of AK, and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                3,662 shares


                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                659,473 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK and 191 are directly owned by AP&C. Breyer is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of AK, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       663,135
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    5.7%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              IN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G            Page 11 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Paul H. Klingenstein ("Klingenstein")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  18,992 shares
      SHARES
    BENEFICIALLY
   OWNED BY EACH       -------- ------------------------------------------------
     REPORTING         6        SHARED  VOTING  POWER See response
      PERSON                    671,974  shares,  of which  645,886 are directly
       WITH                     owned by Accel IV L.P.  ("A4")  and  26,088  are
                                directly  owned  by  Accel  Investors  '93  L.P.
                                ("AI93"). Klingenstein is a general partner of Accel IV Associates L.L.C. ("A4A"), the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                18,992 shares


                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                671,974 shares, of which 645,886 are directly owned by A4 and 26,088 are directly owned by AI93. Klingenstein is a general partner of Accel IV Associates L.L.C. ("A4A"), the general partner of A4, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       690,966
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    5.9%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              IN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G            Page 12 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Arthur C. Patterson ("Patterson")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  208,506  shares,  of  which  34,897  shares  are
      SHARES                    directly owned by Ellmore C. Patterson  Partners
    BENEFICIALLY                ("ECPP").  Patterson  is the general  partner of
   OWNED BY EACH                ECPP and may be  deemed  to have  sole  power to
     REPORTING                  vote the shares held by ECPP.
      PERSON
       WITH            -------- ------------------------------------------------
                       6        SHARED  VOTING  POWER See response
                                685,561 shares, of which 645,886 are directly owned by Accel IV L.P. ("A4"), 13,396 are directly owned by Accel Keiretsu L.P. ("AK"),
                                26,088 are directly owned by Accel Investors '93
                                L.P. ("AI93") and 191 are directly owned by Accel Partners & Co. Inc. ("AP&C"). Patterson is a general partner of Accel IV Associates L.L.C.
                                ("A4A"), the general partner of A4, and an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                208,506 shares, of which 34,897 shares are directly owned by Ellmore C. Patterson Partners ("ECPP"). Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.

                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C. Patterson is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       894,067
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    7.7%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              IN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G            Page 13 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      G. Carter Sednaoui ("Sednaoui")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  7,560 shares
      SHARES
    BENEFICIALLY
   OWNED BY EACH       -------- ------------------------------------------------
     REPORTING         6        SHARED VOTING POWER
      PERSON                    685,561  shares,  of which  645,886 are directly
       WITH                     owned  by  Accel  IV  L.P.  ("A4"),  13,396  are
                                directly  owned by Accel  Keiretsu L.P.  ("AK"),
                                26,088 are directly owned by Accel Investors '93
                                L.P. ("AI93") and 191 are directly owned by Accel Partners & Co. Inc. ("AP&C"). Sednaoui is a general partner of Accel IV Associates L.L.C.
                                ("A4A"), the general partner of A4, an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                7,560 shares


                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C. Sednaoui is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       693,121
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    5.9%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              IN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                     -----------------------
CUSIP NO. 483600102                          13 G            Page 14 of 21 Pages
------------------------------------                     -----------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James R. Swartz ("Swartz")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]      (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
     NUMBER OF                  81,349  shares,  of  which  14,290  shares   are
      SHARES                    directly  owned by the Swartz  Foundation  Trust
    BENEFICIALLY                ("SFT"),  of which  Swartz is the  trustee,  and
   OWNED BY EACH                23,512  shares are directly  owned by the Swartz
     REPORTING                  Family Partnership L.P. ("SFP"), of which Swartz
      PERSON                    is the general partner.  Swartz may be deemed to
       WITH                     have sole power to vote the  shares  held by SFT
                                and SFP.

                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                685,561 shares, of which 645,886 are directly owned by Accel IV L.P. ("A4"), 13,396 are directly owned by Accel Keiretsu L.P. ("AK"), 26,088 are directly owned by Accel Investors '93 L.P. ("AI93") and 191 are directly owned by Accel Partners & Co. Inc. ("AP&C"). Swartz is a general partner of Accel IV Associates L.L.C. ("A4A"), the general partner of A4, an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to vote these shares.

                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                81,349 shares, of which 14,290 shares are directly owned by SFT, of which Swartz is the trustee, and 23,512 shares are directly owned by SFP, of which Swartz is the general partner. Swartz may be deemed to have sole power to dispose of the shares held by SFT and SFP.

                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                685,561 shares, of which 645,886 are directly owned by A4, 13,396 are directly owned by AK, 26,088 are directly owned by AI93 and 191 are directly owned by AP&C. Swartz is a general partner of A4A, the general partner of A4, and an officer of AP&C, the general partner of AK, and a general partner of AI93 and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       766,910
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    6.6%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*                              IN
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  EPIX Medical, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  71 Rogers Street
                  Cambridge, MA  02142

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"),
                  Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '93 L.P., a Delaware limited partnership ("AI93"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C and a general partner of AI93, Luke B. Evnin ("Evnin"), a general partner of A4A, an officer of AP&C and a general partner of AI93, Eugene D. Hill, III ("Hill"), a general partner of A4A and an officer of AP&C, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI93, Arthur C. Patterson ("Patterson"), a general partner of A4A, an officer of AP&C and a general partner of AI93, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C and a general partner of AI93, and James R. Swartz ("Swartz"), a general partner of A4A, an officer of AP&C and a general partner of AI93. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are partners of AI93 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI93.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Accel Partners
                  428 University Ave.
                  Palo Alto, California  94301

ITEM 2(C)         CITIZENSHIP

                  A4, A4A, AK, AI93 and SFP are Delaware limited partnerships. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 26881Q101

ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)  Amount beneficially owned:

                 See Row 9 of cover page for each Reporting Person.

            (b)  Percent of Class:

                 See Row 11 of cover page for each Reporting Person.

            (c)  Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                 (ii)   Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                 (iii)  Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                 (iv)   Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of A4, A4A, AK and AI93, and the operating agreement of AP&C, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATION.

           Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:     Accel IV L.P.
              Accel IV Associates L.P.
              Accel Keiretsu L.P.
              Accel Investors '93 L.P.
              Accel Partners & Co. Inc.
              Swartz Family Partnership L.P.      By:  /s/ G. Carter Sednaoui
                                                     ---------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Paul H. Klingenstein
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz                     By:  /s/ G. Carter Sednaoui
                                                     ---------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed individuals

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   20


Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         21

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of EPIX Medical, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B

              Reference to G. Carter Sednaoui as Attorney-in-Fact

                  G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.